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                                                       EXHIBIT 23(a)




                         Consent of Ernst & Young LLP



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-47179) and related Prospectus of MBNA Corporation for the registration of $2,250,000,000 of Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units and to the incorporation by reference therein of our report dated January 13, 1998, with respect to the consolidated financial statements of MBNA Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


Baltimore, Maryland
April 3, 1998



                                            /s/ Ernst & Young LLP
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